        Exhibit 10.7
To:    [__________]
Date: February 12, 2025
From:     Teresa Finley, Chair of the Compensation Committee

Re: Executive Retention Award

You are important to the ongoing success of TriMas Corporation (the “Company”). The Company is hereby offering you a retention bonus (“Retention Bonus”) if you remain employed with the Company through the Vesting Date (as defined below), according to the conditions set forth in this Executive Retention Award letter agreement (the “Agreement”).
1.    Retention Bonus.
    a.    Subject to Section 1.c, you shall earn the Retention Bonus, in a lump-sum cash amount equal to $[__________], if you remain continuously employed in good standing with the Company until the earliest to occur of (i) the 1-year anniversary of the date hereof, (ii) the termination of your employment with the Company by the Company without Cause (as defined below), (iii) the termination of your employment with the Company by you for Good Reason (as defined below), or (iv) your death or the termination of your employment with the Company for Disability (as defined below) (the earliest to occur of clauses (i) through (iv), the “Vesting Date”).
    b.    The unearned Retention Bonus that you are eligible to earn pursuant to Section 1.a will be advanced to you, less applicable deductions and taxes, on or before February 20, 2025.
    c.    If your employment is terminated for any reason by you or the Company (other than a termination by the Company without Cause, for your death or Disability, or a termination by you for Good Reason) prior to the Vesting Date, you will be required to repay to the Company the advanced Retention Bonus (in the gross amount including any taxes withheld) (the “Repayment Amount”) within 10 days of such termination. You hereby authorize the Company to deduct the Repayment Amount from any other amounts the Company or its affiliates may otherwise owe to you at or following any such termination of employment.
    d.    If the Vesting Date for the Retention Bonus occurs under any of Section 1.a.ii, 1.a.iii or 1.a.iv, then, in order to so earn the Retention Bonus, you (or your duly-authorized representative, as applicable) shall, within 30 days following the date of such termination of employment, execute and not revoke a general release of claims against the Company, its current and former affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns, in a form reasonably acceptable to the Company which will be provided by the Company to you (or your duly-authorized representative, as applicable) on the date of such termination. If you do not so execute (or if you revoke) such release, you will be required to repay to the Company the Repayment Amount within 10 days of such failure to execute the release or revocation of such release. You hereby authorize the Company to deduct the Repayment Amount from any other amounts the Company or its affiliates may otherwise owe to you at or following any such failure to execute the release or revocation of such release.
        For purposes of this Agreement:
        “Cause” means the occurrence of any of the following: (a) your conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its subsidiaries conduct business; (b) your willful misconduct in the performance of your duties to the Company or its subsidiaries and failure to cure such breach within 30 days following written notice thereof from the Company; (c) your willful failure or refusal to follow directions from the Board of Directors of the Company (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board of Directors; or (d) your breach of fiduciary duty to the Company or its subsidiaries for personal profit. Any failure by the Company or a subsidiary of the Company to notify you after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.
        “Disability” means your physical or mental condition resulting from any medically determinable physical or mental impairment that renders you incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, you shall not be deemed to be Disabled as a result of any condition that, (a) was contracted, suffered, or incurred while you were engaged in, or resulted from your having engaged in, a felonious activity; (b) resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or (c) resulted from service in the Armed Forces of the United States for which you received or are receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.
        Your Disability and the date on which you cease to be a employed with the Company or a subsidiary by reason of Disability shall be determined by the Company, in accordance with uniform principles consistently applied, on the basis of such evidence as the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of this Agreement. The Company shall have the right to require you to submit to an examination by a physician or physicians and to submit to such reexaminations as the Company shall require in order to make a determination concerning your physical or mental condition; provided, however, that you may not be required to undergo a medical examination more often than once each 180 days. If you engage in any occupation or employment (except for rehabilitation as determined by the Company) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Company, determines on the basis of a medical examination that you no longer have a Disability, or if you refuse to submit to any medical examination properly requested by the Company, then in any such event you shall be deemed to have recovered from such Disability.
        “Good Reason” means the occurrence of any of the following events, without your written consent: (a) a material and permanent diminution in your duties or responsibilities; (b) a material reduction in the aggregate value of base salary and bonus opportunity provided to you by the Company; or (c) a permanent reassignment of you to another primary office more than 50 miles from the current office location.
        You must notify the Company of your intention to invoke termination for Good Reason within 90 days after you have knowledge of such event and provide the Company 30 days’ opportunity for cure, and you must actually terminate your employment with the Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. You may not invoke termination for Good Reason if Cause exists at the time of such termination.
2.    At-Will Employment. You will remain an employee at-will, meaning that either you or the Company (or its applicable affiliate) can terminate your employment at any time for any reason. Nothing in this Agreement guarantees continued employment.
3.    Other Benefits. The Retention Bonus will not increase your compensation for any other purpose, including the calculation of bonuses, if any, or determination of benefits under any benefit plan. Amounts that become payable under this Agreement will be made by the Company from its general assets and represent unfunded, unsecured obligations of the Company.
4.    Entire Agreement. This Agreement constitutes the complete understanding between you and the Company and supersedes any and all prior written and/or oral agreements or understandings, no matter their form, concerning this subject matter. This Agreement may not be modified except by written document, signed by you and the Company. If any provision of this Agreement is ruled invalid or unenforceable, that provision will be deemed excised, and the remainder of the Agreement will remain valid and enforceable.
5.    Governing Law; Venue. Except to the extent a federal statute applies, this Agreement in all respects will be governed, enforced, interpreted and applied under the laws of the State of Michigan. Any action that you may initiate arising out of or relating either to this Agreement or any other dispute between you and the Company concerning the subject matter hereof will be brought in a state court located in Michigan, or, if federal jurisdiction exists, the United States District Court for the Eastern District of Michigan (“Venue”), to the full extent permitted by law. You irrevocably submit to the jurisdiction of the courts in the Venue and waive any objection to personal jurisdiction or Venue in these courts, including, but not limited to, the defense of an inconvenient forum to the maintenance of any related claim, and you and the Company agree not to commence litigation of any related claim in any other Venue.
6.    Taxes. The Retention Bonus is intended to be exempt from the application of Internal Revenue Code Section 409A and the guidance promulgated thereunder (“Section 409A”). This Agreement will be administered and interpreted in a manner consistent with this intent. If Section 409A is deemed to apply to the Retention Bonus, the Company may take such actions as the Company determines to be necessary and legally permissible to comply with Section 409A or to prevent the payment of additional taxes thereunder, but the Company does not have any obligation to indemnify or protect you from any obligation to pay taxes pursuant to Section 409A. Any questions regarding this tax law should be directed to your personal tax advisor. The Company may withhold from any amount payable to you under this Agreement all federal, state, city or other taxes, or other amounts, as the Company or its affiliates are required to withhold pursuant to any applicable law, regulation or ruling.
7.    Acknowledgement. You acknowledge that you have had an opportunity to independently review and read and obtain independent legal advice with respect to the details of this Agreement and confirm that you are executing it freely, voluntarily and without duress.

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This Agreement will be available for acceptance by you only until February 14, 2025. If you have not provided me with actual delivery of a signed original copy of this Agreement by that date, the terms of this Agreement will automatically be withdrawn.

                                    Sincerely,

                                    Teresa Finley
                                    Chair, Compensation Committee

Accepted and Agreed:

______________________________
[NAME]                        Date
[TITLE]

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